NSAR ITEM 77O
April 1, 2003 - September 30, 2003
VK Pennsylvania Tax Free Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1         PA Public School  Bear Stearns 2,000,000    0.34%     08/14/03
            Building Authority



Underwriting Participant for #1
Bear, Stearns & Co. Inc.
Janney Montgomery Scott LLC
Arthurs, Lestrange & Company, Inc.
Banc One Capital Markets, Inc.
Commerce Capital Markets, Inc
Morgan Stanley
Raymond James & Associates, Inc.
Siebert Brandford Shank & Co., LLC
Wachovia Bank, N.A.
Iron Capital Markets, Inc.
Loop Capital Markets, LLC
Merrill Lynch & Co.
Morgan Keegan & Company, Inc.
NatCity Investments
PNC Capital Markets
RBC Dain Rauscher
UBS Financial Services, Inc.
Valley Forge Asset Management Corp.